Exhibit (a)(5)(G)

- 1 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Evan J. Smith, Esquire (SBN 242352) Jason L. Brodsky (to be admitted pro hac vice) Marc L. Ackerman (to be admitted pro hac vice) BRODSKY & SMITH, LLC 9595 Wilshire Blvd., Ste. 900 Beverly Hills, CA 90212 Telephone: (877) 534-2590 Facsimile: (310) 247-0160 Attorneys for Plaintiff SUPERIOR COURT OF CALIFORNIA ORANGE COUNTY YOUNG CHANG, on behalf of himself and all others similarly situated, Plaintiff, vs. IDM PAHARMA, INC., TIMOTHY WALBERT, ROBERT BECK, GREGORY TIBBITTS, MICHAEL GREY, JOHN MCKEARN, EDWARD PENHOET, TAKEDA AMERICA HOLDINGS, INC. and JADE SUBSIDIARY CORPORATION, Defendants. CASE NO.: JUDGE DEPT.: CLASS ACTION COMPLAINT FOR: (1) BREACH OF FIDUCIARY DUTY (2) AIDING AND ABETTING BREACH OF FIDUCIARY DUTY JURY TRIAL DEMANDED Plaintiff, Young Chang, by his attorneys, on behalf of himself and those similarly situated, files this action against the defendants, and alleges upon information and belief, except for those allegations that pertain to it, which are alleged upon personal knowledge, as follows: SUMMARY OF THE ACTION 1. Plaintiff brings this shareholder class action on behalf of himself and all other public shareholders of IDM Pharma, Inc. (“IDM Pharma” or the “Company”), against IDM Pharma and its Board of Directors (the “Board” or the “Individual Defendants), Takeda America Holdings, Inc. ELECTRONICALLY FILED SUPERIOR COURT OF CALIFORNIA COUNTY OF ORANGE CIVIL COMPLEX CENTER May 29 2009 ALAN CARLSON, Clerk of the Court by C. PEDRAZA 30-2009-00272055 JUDGE THIERRY PATRICK COLAW DEPT. CX104 THIS CASE IS SUBJECT TO MANDATORY ELECTRONIC FILING PURSUANT TO RULE 308 OF THE LOCAL RULES OF THE SUPERIOR COURT OF CALIFORNIA, COUNTY OF ORANGE $350.00 $550.00 cp

- 2 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 (“Takeda America”), and Jade Subsidiary Corporation (“Merger Sub”) (collectively, the “Defendants”), arising out of a transaction in which Takeda America will acquire IDM Pharma in an all cash deal valued at approximately $66.7 Million (the “Proposed Acquisition”). In approving the Proposed Acquisition, however, the Individual Defendants have breached their fiduciary duties of loyalty, good faith, due care and disclosure by, inter alia, (i) agreeing to sell to Takeda America without first taking steps to ensure that Plaintiff and Class members (defined below) would obtain adequate, fair and maximum consideration under the circumstances; and (ii) engineering the Proposed Acquisition to benefit themselves and/or Takeda America without regard for IDM Pharma’s public shareholders. Moreover, as alleged further herein, Takeda America aided and abetted the Individual Defendants’ breaches of fiduciary duty. Accordingly, this action seeks to enjoin the Proposed Acquisition and compel the Individual Defendants to properly exercise their fiduciary duties to IDM Pharma’s shareholders. 2. Absent judicial intervention, the merger will be consummated, resulting in irreparable injury to Plaintiff and the Class. This action seeks to enjoin the unreasonable steps taken by the Defendants in entering into the merger agreement without attempting to maximize shareholder value in order to obtain millions of dollars in benefits for themselves. Immediate judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s shareholders. Plaintiff, on behalf of the Class, seeks only to level the playing field and to ensure that if shareholders are to be ultimately stripped of their respective equity interests through the Proposed Acquisition, that the Proposed Acquisition is conducted in a manner that is not overtly improper, unfair and illegal, and that all material information concerning the Proposed Acquisition is disclosed to the IDM Pharma shareholders so that they are able to make informed decisions as to whether to vote in favor or against the Proposed Acquisition or to seek appraisal of their shares. PARTIES 2. Plaintiff, Young Chang, is a citizen and resident of the State of California, residing at 2429 Oneida Street, Unit 2, Pasadena, CA 91107. Plaintiff, at all times relevant hereto has been, and continues to be a shareholder of IDM Pharma. He currently holds 6,500 shares of the Company.

- 3 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 3. Defendant IDM Pharma Corporation is a Delaware corporation whose principal place of business is located at 9 Parker, Suite 100, Irvine, CA 92618. IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM Pharma is currently developing two types of products designed to destroy cancer cells by activating innate immunity and prevent tumor growth and recurrence by triggering a specific adaptive immune response. IDM Pharma’s most advanced product is MEPACT® (mifamurtide). MEPACT was formally granted a Centralized marketing authorization by the European Medicines Agency for the treatment of patients with non-metastatic, resectable osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults. The Centralized marketing authorization allows MEPACT to be marketed in the 27 Member States of the European Union, as well as in Iceland, Liechtenstein and Norway. MEPACT was granted orphan medicinal product status in Europe in 2004 and under European pharmaceutical legislation is entitled to a period of 10 years market exclusivity in respect of the approved indication. 4. Defendant Timothy Walbert (“Walbert”) has served as President and Chief Executive Officer since May 25, 2007 and as a member of the Board since July 18, 2007. Prior to joining IDM Pharma, Walbert was with NeoPharm, Inc., a biopharmaceutical company, from January 2006 until May 2007 where he was Executive Vice President Commercial Operations. 5. Defendant Robert Beck Ph.D. (“Beck”) has served as a member of the Board since August 2005. He has been the Vice President and Chief Information Officer of the Fox Chase Cancer Center since September 2001 and Deputy Director of the Population Science Department since January 2006, and served as a senior faculty member since July 2003. He is a member of the Compensation and Audit Committees. 6. Defendant Michael Grey (“Grey”) has served as a member of the Board since July 1999 and since December 2007 as Non-Executive Chairman of the Board. Since January 1, 2005, he has served as President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a biotechnology company. He is a member of the Compensation and Audit Committees.

- 4 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 7. Defendant Dr. John McKearn (“McKearn”) has served as a member of the Board since April 2000. Dr. McKearn has served as a consultant for Pennyhead, LLC, a biotechnology consulting firm since September 2007. 8. Defendant Edward Penhoet, Ph.D. (“Penhoet”) has served as a member of the Board since April 2007. Dr. Penhoet has served as a director of Alta Partners, a venture capital partnership investing in information technologies and life science companies, since August 2000. He is a member of the Compensation Committee. 9. Defendant Gregory J. Tibbitts (“Tibbitts”) has served as a member of the Board since April 2008. Since July 2004 he has served as Vice President, Finance and Chief Financial Officer of Cryocor, Inc., a medical technology company. He is a member of the Audit Committee. 10. The Defendants named in paragraphs 3-9 are referred to herein as “Individual Defendants” or “Director Defendants.” 11. By reason of their positions as officers and/or directors of the Company, the Individual Defendants are in a fiduciary relationship with Plaintiff and the other public shareholders of IDM Pharma and owe them the highest duties of good faith, loyalty and due care, as set forth in further detail herein. 12. Defendant Takeda America Holdings, Inc. is a New York Corporation with a principal place of business located at 767 Third Avenue, New York, NY 10017. 13. Defendant Jade Subsidiary Corporation is a Delaware corporation and a wholly owned subsidiary of Takeda America. JURISDICTION AND VENUE 14. This Court has personal jurisdiction over the Defendants inasmuch as Defendant IDM Pharma’s principal place of business is in California, directly or by agents transact business in California, contracts to supply goods or manufactured products in California, caused tortious injury in California and by an act or omission outside the State while regularly doing and/or soliciting business, engaging in other persistent course of conduct in the State, and/or deriving substantial revenue from goods or manufactured products used or consumed in California.

- 5 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 15. Venue is proper in this Court inasmuch as the Defendant’s principal place of business is in this County and it regularly transacts business in this County and there are multiple defendants with no single venue applicable, and thus can be sued for damages in this County. SUBSTANTIVE ALLEGATIONS 16. On or about May 18, 2009, IDM Pharma entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Takeda America and the Merger Sub. Pursuant to the Press Release jointly issued on May 18, 2009, the transaction is structured as an all cash tender offer for all of the outstanding shares of IDM Pharma common stock, followed by a merger in which remaining shares of IDM Pharma not tendered into the offer would be converted into the right to receive the same US$2.64 cash per share price paid in the tender offer. The transaction has been unanimously approved by the Boards of Directors of IDM Pharma and Takeda America. In connection with signing of the merger agreement, stockholders holding shares representing approximately 55% of the outstanding IDM Pharma common stock (49% of the common stock on a fully diluted basis including shares issuable upon the exercise of options and warrants) entered into a stockholders’ agreement with Takeda America that commits the stockholders to tender their shares in the tender offer, subject to certain conditions. The transaction is subject to the tender of a majority of IDM Pharma common stock on a fully diluted basis as well as other customary closing conditions. The transaction is expected to be completed in June 2009 and no later than July 22, 2009. 17. At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of IDM Pharma common stock will be converted into the right to receive $2.64 in cash. The initial offering period will expire at 12:00 midnight, New York City time, at the end of June 22, 2009, subject to extension in certain circumstances as required or permitted by the Merger Agreement and applicable law. At that time, if all the conditions to the offer have been satisfied or waived, Takeda America and Merger Sub will purchase all shares validly tendered and not properly withdrawn. 18. The Merger Agreement provides that once Takeda America accepts any shares for payment pursuant to the Offer, and time to time thereafter as shares are accepted for payment it will

- 6 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 be entitled to designate to serve on the Board of Directors the number of directors (rounded up to the next whole number) determined by multiplying (i) the total number of directors on the Board of Directors (giving effect to any increase in the number of directors pursuant to the Merger Agreement) by (ii) the percentage that the aggregate number of Shares then beneficially owned by Takeda America bears to the total number of Shares then outstanding. Further, on request the Company has agreed to use reasonable best efforts to cause such designees to be elected or appointed to the Board of Directors, including by increasing the size of the Board of Directors or securing resignations of incumbent directors. As a result, Takeda America will have the ability to designate a majority of the Board of Directors following consummation of the offer. 19. The timing of the Proposed Acquisition is intended to take advantage of IDM Pharma’s low current valuation, which was caused by a drop in its stock price, particularly over the past five months, that corresponds with an overall and dramatic slide of the world economy and stock prices in general. The transaction appears to be unfair, in part, given that IDM Pharma stock was trading at over $3.60 a share as recently as September 2008. The Proposed Acquisition will allow Takeda America to purchase IDM Pharma at an unfairly low price while availing itself of IDM Pharma’s significant value and upside or long-term potential. 20. Moreover, the Merger Agreement contains certain provisions that unduly benefit Takeda America by making an alternative transaction either prohibitively expensive or otherwise impossible. 21. Specifically, the Merger Agreement contains certain termination rights of Takeda America and IDM Pharma and provides that, upon the termination of the Merger Agreement, IDM Pharma would be required to pay Takeda America a termination fee of up to $2,250,000 in expenses. The Merger Agreement also provides that upon the termination of the Merger Agreement, IDM Pharma would be required to reimburse Takeda America for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement up to a maximum of $750,000. 22. In contrast, the Merger Agreement does not require Takeda America or Merger Sub to pay a reciprocal termination fee to under any circumstance.

- 7 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 23. The termination fee (including reimbursed costs and expenses) payable under this provision can be as high as 4.5% of the total value of the Proposed Acquisition as of the date it was announced – an amount that will make the Company that much more expensive to acquire for potential purchasers, while resulting in a corresponding decline in the amount of consideration payable to IDM Pharma’s shareholders. 24. Accordingly, the Company’s true value is compromised by the consideration offered in the Proposed Acquisition and the Proposed Acquisition is the product of the Board’s breaches of fiduciary duty, aided and abetted by Takeda America and Merger Sub. 25. The Merger Agreement also provides for the following “Top-Up” option: (a) Subject to Section 2.7(b) and Section 2.7(c), the Company grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding on a fully diluted basis (determined in accordance with Annex I ) (assuming the issuance of the Top-Up Option Shares) or (ii) the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company and its Subsidiaries and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of Company Stock Options or Company Warrants) as of immediately prior to the exercise of the Top-Up Option. (b) The Top-Up Option may be exercised by Purchaser, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Consideration. Such purchase price may be paid by Purchaser, at its election, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of cash and such promissory note. Any such promissory note shall bear interest at the applicable federal rate determined under Section 1274(d) of the Code, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. (c) In the event that Purchaser wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Purchaser is to take place. At the closing of the purchase of the Top-Up Option Shares, Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to Purchaser a certificate representing such shares.

- 8 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 (d) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor”, as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. 26. Significantly, the Merger Agreement also contains a “no solicitation” provision that restricts IDM Pharma from considering alternative acquisition proposals by, inter alia, constraining IDM Pharma’s ability to solicit or communicate with potential acquirers or consider their proposals. Specifically, the provision prohibits the Company from soliciting any alternative proposal, but permits the Board to consider an unsolicited proposal if it constitutes or is reasonably calculated to lead to a “superior proposal” as defined in the Merger Agreement. However, even the Board’s consideration of unsolicited proposal is restricted: prior to considering any such proposal, the Board must determine, in consultation with its financial advisors, that its fiduciary duties require it to consider the proposal. Thus, the Board cannot consider alternative proposals even if it reasonably believes that any such proposal would be beneficial to shareholders. THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES 27. In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either a change in corporate control or a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to act in the best interests of the company’s shareholders, including the duty to obtain maximum value under the circumstances. To diligently comply with these duties, the directors may not take any action that: a. adversely affects the value provided to the corporation’s shareholders; b. will discourage or inhibit alternative offers to purchase control of the corporation or its assets; c. contractually prohibits them from complying with their fiduciary duties; and/or

- 9 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 d. will provide the directors, executives or other insiders with preferential treatment at the expense of, or separate from, the public shareholders, and place their own pecuniary interests above those of the interests of the company and its shareholders. 28. In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of IDM Pharma, are obligated to refrain from: a. participating in any transaction where the directors’ or officers’ loyalties are divided; b. participating in any transaction where the directors or officers are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or c. unjustly enriching themselves at the expense or to the detriment of the public shareholders. 29. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Acquisition, violated, and are violating, the fiduciary duties they owe to Plaintiff and the other public shareholders of IDM Pharma, including their duties of loyalty, good faith, candor, and due care. As a result of the Individual Defendants’ divided loyalties, Plaintiff and Class members will not receive adequate, fair or maximum value for their IDM Pharma common stock in the Proposed Acquisition. 30. As a result of these breaches of fiduciary duty, the Company’s public shareholders will not receive adequate or fair value for their common stock in the Proposed Acquisition. CLASS ACTION ALLEGATIONS 31. Plaintiff brings this action as a class action individually and on behalf of all holders of IDM Pharma common stock who are being and will be harmed by the Individual Defendants’ actions, described herein (the “Class”). Excluded from the Class are Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any Defendant. 32. Class actions are certified when the question is one of a common or general interest, of many persons, or when the parties are numerous, and it is impracticable to bring them all before

- 10 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 the court. Cal. Civ. Proc. Code § 382. The California Supreme Court has stated that a class should be certified when the party seeking certification has demonstrated the existence of a “well-defined community of interest” among the members of the proposed class. Richmond v. Dart Indus., Inc., 29 Cal.3d 462, 470 (1981); see also Daar v. Yellow Cab Co., 67 Cal.2d 695, 704 (1967). 33. Class actions are especially valuable in a context such as this one, in which individual damages may be modest. It is well settled that a plaintiff need not prove the merits of the action at the class certification stage. 34. Rather, the decision of whether to certify a class is “essentially a procedural one” and the appropriate analysis is whether, assuming the merits of the claims, they are suitable for resolution on a class-wide basis: As the focus in a certification dispute is on what types of questions common or individual are likely to arise in the action, rather than on the merits of the case, in determining whether there is substantial evidence to support a trial court’s certification order, we consider whether the theory of recovery advanced by the proponents of certification is, as an analytical matter, likely to prove amenable to class treatment. Sav-On Drug Stores, Inc. v. Superior Court, 34 Cal.4th 319, 327 (2004) (citations omitted). 35. This action is properly maintainable as a class action because, inter alia: (a) The Class is so numerous that joinder of all members is impracticable. IDM Pharma’s stock is publicly traded on the NASDAQGM and Plaintiff believes that there are hundreds if not thousands of holders of such shares. Moreover, the holders of these shares are geographically dispersed throughout the United States; (b) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. These common questions include, inter alia: (i) whether the Individual Defendants have engaged in self-dealing, to the detriment of IDM Pharma’s public shareholders; (ii) whether the Proposed Acquisition is unfair to the Class, in that the price is inadequate and is not the fair value that could be obtained under the circumstances; (iii) whether Takeda America and merger Sub aided and abetted the Individual

- 11 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Defendants’ breaches of fiduciary duty; and (iv) whether the Class is entitled to injunctive relief and/or damages as a result of the wrongful conduct committed by Defendants; (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; (d) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and (e) Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate. FIRST COUNT Breach of Fiduciary Duty against the Individual Defendants 36. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein. 37. As alleged herein, Defendants have initiated a process to sell IDM Pharma that undervalues the Company and vests them with benefits that are not shared equally by IDM Pharma’s public shareholders – a clear effort to take advantage of the temporary depression in IDM Pharma’s stock price caused by the economy’s current condition. In addition, by agreeing to the Proposed Acquisition, Defendants have capped the price of IDM Pharma at a price that does not adequately reflect the Company’s true value. Moreover, Defendants failed to sufficiently inform themselves of IDM Pharma’s value, or disregarded the true value of the Company, in an effort to benefit

- 12 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 themselves. Furthermore, any alternate acquirer will be faced with engaging in discussions with a management team and board that is committed to the Proposed Acquisition. 38. As such, unless the Individual Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to Plaintiff and the other members of the Class, and will further a process that inhibits the maximization of shareholder value and the disclosure of material information. 39. Plaintiff and the members of the Class have no adequate remedy at law. SECOND COUNT Aiding and Abetting the Board’s Breaches of Fiduciary Duty against Defendants Takeda America and Merger Sub 40. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein. 41. Defendants Takeda America and Merger Sub knowingly assisted the Individual Defendants’ breaches of fiduciary duty in connection with the Proposed Acquisition, which, without such aid, would not have occurred. 42. As a result of this conduct, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares. 43. Plaintiff and the members of the Class have no adequate remedy at law. WHEREFORE, Plaintiff demands injunctive relief, in his favor and in favor of the Class, and against the Defendants, as follows: (i) Declaring that this action is properly maintainable as a class action, certifying Plaintiff as Class representative and certifying his counsel as class counsel; (ii) Declaring and decreeing that the Proposed Acquisition was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating any merger agreement or other agreements that

- 13 - CLASS ACTION COMPLAINT 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 Defendants entered into in connection with, or in furtherance of, the Proposed Acquisition; (iii) Preliminarily and permanently enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Acquisition; (iv) Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of IDM Pharma’s shareholders; (v) Imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct; (vi) Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and (vii) Granting such other and further equitable relief as this Court may deem just and proper. DEMAND FOR JURY TRIAL Plaintiff hereby demands a jury on all issues which can be heard by a jury. Dated: May 26, 2009 BRODSKY & SMITH, LLC By:s/ Evan J. Smith (SBN 242352) Evan J. Smith (SBN242352) Jason L. Brodsky, Esquire (to be admitted pro hac vice) Marc L. Ackerman, Esquire (to be admitted pro hac vice) 9595 Wilshire Boulevard, Suite 900 Beverly Hills, CA 90212 Telephone: (877) 534-2590 Facsimile: (310) 247-0160 Attorneys for Plaintiff